Exhibit 10.18

UAP HOLDING CORP.

2004 DEFERRED COMPENSATION PLAN

The UAP Holding Corp. 2004 Deferred Compensation Plan (the “Plan”) has been adopted by UAP Holding Corp., a corporation organized under the laws of the state of Delaware, effective as of the date hereof, for the benefit of its eligible employees. The Plan is a nonqualified deferred compensation plan pursuant to which the Company (as hereinafter defined) and its Affiliates may defer compensation on behalf of certain employees. The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE I

DEFINITIONS

The following words and phrases used in this Plan shall have the respective meanings set forth below unless the context clearly indicates to the contrary. Wherever appropriate herein, words used in the singular shall be considered to include the plural, words used in the plural shall be considered to include the singular, and the masculine gender shall be deemed to include the feminine gender.

Section 1.1 “Administrator” shall mean the Company acting through the Board or any Person to whom it delegates its authority pursuant to Article VI.

Section 1.2 “Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person and/or one or more Affiliates thereof. The term “Control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management V, L.P. or its Affiliates.

Section 1.3 “Board” shall mean the Board of Directors of the Company.

Section 1.4 “Cause” shall mean: (a) if a Participant is at the time of termination a party to an employment or retention agreement with the Company which defines such term, the meaning given therein, and (b) in all other cases, a Participant’s (i) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, or reasonably could be expected to result, in any adverse publicity regarding the Participant or the Company or economic injury to the Company, (ii) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding the Participant or the Company or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company or (iii) material breach of this Agreement or any other agreement entered into between the Participant and the Company or any of its subsidiaries or Affiliates after notice and a reasonable opportunity to cure (if such breach can be cured). For purposes hereof, no act or omission shall be considered willful unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company. For purposes of this Agreement, “without Cause” shall mean a termination by the Company of the Participant’s employment for any reason other than a termination based upon Cause, death or Disability. For purposes of this Agreement, “Disability” shall mean the Participant’s inability to perform his or her duties and obligations as an employee of the Company or its subsidiaries for any 90 days during a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability no to be withheld unreasonably).

Section 1.5 “Common Stock” shall mean shares of Company’s common stock, par value $0.001 per share.

Section 1.6 “Company” shall mean UAP Holding Corp., a Delaware corporation.

Section 1.7 “Deferred Bonus” shall mean, with respect to each Participant, the Bonus amount set forth on such Participant’s Bonus Agreement .

Section 1.8 “Deferred Common Stock Unit” shall mean the right of a Participant to receive one share of Common Stock as of the Distribution Date in accordance with Article V.

Section 1.9 “Deferred Compensation Account” of a Participant shall mean the bookkeeping account established on behalf of the Participant in accordance with Section 3.1.

Section 1.10 “Deferred Preferred Stock Unit” shall mean the right of a Participant to receive one share of Preferred Stock as of the Distribution Date in accordance with Article V.

Section 1.11 “Distribution Date” shall mean the date on which the event described in Section 5.1 shall occur.

Section 1.12 “Effective Date” means, with respect to any Participant, the later of (i) the date hereof and (ii) the date such Participant’s Bonus Agreement has been duly executed and delivered.

Section 1.13 “Exit Event” shall be deemed to have occurred (i) at any time after the consummation of an initial public offering of Common Stock of the Company under the Securities Act of 1933, as amended, if, at such time, any person (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), other than the Investors and their Affiliates, shall directly or indirectly acquire more than 30% of the voting power of the Common Stock (on a fully-diluted basis) of the Company, (ii) at any time prior to the consummation of an initial public offering of Common Stock of the Company under the Securities Act of 1933, as amended, if, at such time, any person (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), other than the Investors and their Affiliates, shall directly or indirectly acquire more than 50% of the voting power of the Common Stock (on a fully-diluted basis) of the Company, (iii) upon consummation of a merger or consolidation of the Company into or with another corporation in which the shareholders of the Company immediately prior to the consummation of such transaction shall own less than 50% of the voting securities of the surviving corporation (or the parent corporation of the surviving corporation where the surviving corporation is wholly-owned by the parent corporation) immediately following the consummation of such transaction, (iv) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company or (v) any change of control (or similar event, however denominated) with respect to the Company shall occur under and as defined in any indenture or agreement to which the Company or any of its subsidiaries is a party with respect to indebtedness for borrowed money in the excess of the aggregate principal amount of $100,000,000.

Section 1.14 “Fund” shall have the meaning set forth in Section 3.4.

Section 1.15 “Good Reason” shall mean (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s current position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant, or (ii) without limiting the generality of the foregoing, any material breach by the Company or any of its subsidiaries or other Affiliates of (a) this Agreement or (b) any other agreement between the Participant and the Company or any such subsidiary or other Affiliate, which material breach is not remedied by the Company promptly after receipt of notice thereof given by the Participant; provided, however, that the Participant agrees not to terminate his or her employment for Good Reason if, after notice and a reasonable opportunity to cure, the Company has remedied such facts and circumstances constituting Good Reason.

Section 1.16 “Investors” shall mean Apollo Investment Fund V, L.P., a Delaware limited partnership, Apollo Overseas Partners V, L.P., a Cayman Islands exempted limited partnership, or any investment fund managed by Apollo Management V, L.P. or any of its Affiliates, and any of its successors and assigns.

Section 1.17 “Investors’ Common Stock Acquisition Consideration” shall mean $100 per share of Common Stock, subject to appropriate adjustment by the Administrator for stock splits, stock dividends, combinations and similar transactions.

Section 1.18 “Participant” shall mean any person included in the Plan as provided in Article II.

Section 1.19 “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 1.20 “Plan” shall mean the UAP Holding Corp. 2004 Deferred Compensation Plan, as set forth in this document and as it may hereafter be amended from time to time.

Section 1.21 “Investor Rights Agreement” shall mean that certain Investor Rights Agreement dated as of November 24, 2003 among the Company and the holders party thereto, as it may be revised or amended from time to time.

Section 1.22 “Subsidiary” means “Subsidiary Corporation,” as such term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

Section 1.23 “Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any of its Affiliates is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, disability, death or retirement, but excluding transfers among and between the Company and any Affiliate of the Company.

Section 1.24 “Bonus Agreement” shall mean, with respect to any Participant, the Bonus Agreement, between the Company and such Participant.

ARTICLE II

PARTICIPATION

Section 2.1 Participation. Unless otherwise determined by the Administrator in its sole discretion, each employee of the Company who is a party to a Bonus Agreement and is actively employed by the Company or any of its Affiliates shall be eligible to participate in the Plan.

Section 2.2 Deferred Compensation Account. In accordance with the terms set forth in the Bonus Agreement, on the Effective Date, each Participant’s Deferred Compensation Account shall be credited with such Participant’s Deferred Bonus.

ARTICLE III

PARTICIPATION

Section 3.1 Deferred Compensation Accounts.

(a) The Administrator shall establish and maintain for each Participant a Deferred Compensation Account to which shall be (i) credited the amounts determined under Section 3.1(b), (ii) credited amounts determined under Section 4.2 and (iii) debited the amount of any distributions under the Plan.

(b) As of the Effective Date, each Participant’s Deferred Compensation Account shall be credited with his or her Bonus Amount. Notwithstanding any other provision of this Plan, no amount shall be credited to any Participant’s Deferred Compensation Account prior to the Effective Date.

Section 3.2 Designation of Beneficiary. Each Participant shall have the right to designate, revoke and redesignate beneficiaries hereunder and to direct payment of the amount or distribution of the items credited to his or her Deferred Compensation Account to such beneficiaries upon his or her death. Designation, revocation and redesignation of beneficiaries shall be made on such form as shall be designated by the Administrator and shall be effective upon delivery to the Administrator.

Section 3.3 Assignments Prohibited. No part of a Participant’s Deferred Compensation Account shall be liable for the debts, contracts or engagements of any Participant, his or her beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever except to designate a beneficiary as provided herein.

Section 3.4 Fund. The Administrator, unless otherwise required by law, shall establish a fund (the “Fund”) containing assets equal to the amounts credited to Participants’ Deferred Compensation Accounts, and shall elect, unless otherwise required by law, to designate a trustee to hold the Fund in trust; provided, however, that such Fund shall remain a general asset of the Company subject to the rights of creditors of the Company in the event of the Company’s bankruptcy or insolvency as defined in any such trust.

ARTICLE IV

DEEMED INVESTMENTS

Section 4.1 Deferred Stock Units. Unless otherwise required by law, as of the Effective Date each Participant’s Deferred Compensation Account shall be deemed to be invested in that number of Deferred Common Stock Units equal to the ratio of (i) such Participant’s Deferred Bonus to (ii) the Investors’ Common Stock Acquisition Consideration.

Section 4.2 Dividend Equivalents. As of the date the Company pays any dividend (other than cash dividends) on shares of Common Stock, each Participant’s Deferred Compensation Account shall be credited with that number of Deferred Common Stock Units equal to the ratio of (i) the aggregate value of the dividend that would have been payable on the respective units held by such Participant immediately prior such payment date had the shares of Common Stock represented by the respective units been outstanding as of such payment date to (ii) the Fair Market Value of the shares of Common Stock (determined in accordance with the Investor Rights Agreement).

ARTICLE V

BENEFITS

Section 5.1 Time of Distribution.

(a) Each Participant’s Deferred Compensation Account shall be distributed to the Participant (or his or her beneficiaries, as applicable), less any amounts required to be withheld by applicable law, upon (or as soon as reasonably practicable following) the earlier to occur following the Effective Date of (i) the Participant’s Termination of Employment, (ii) an Exit Event or (iii) as set forth in Section 5.1(b) or Section 5.1(c) below.

(b) Notwithstanding anything to the contrary contained herein, if a Participant has the right to transfer shares of Common Stock pursuant to the exercise of tag along rights or piggyback registration rights in accordance with Section 2(a) and Section 4(a), respectively, of the Investor Rights Agreement, then the Company will issue and distribute to the Participant a number of shares equal to the maximum number of shares of Common Stock that the Participant is entitled to sell in such public offering (after giving effect to the cutback provisions contained in Section 4(b) of the Investor Rights Agreement) or tag along transaction, as applicable. In connection with distributions of Common Stock pursuant to this Section 5.1(b), the Participant’s Deferred Compensation Account will be decreased by decreasing the number of Deferred Common Stock Units held in such account by the number of shares of Common Stock distributed pursuant to the immediately preceding sentence.

Section 5.2 Form of Distribution. With respect to Deferred Common Stock Units, all distributions from the Plan shall be made in the form of whole shares of Common Stock with fractional shares credited to federal income taxes withheld. Tax withholding with respect to such distributions shall be pursuant to Section 7.4. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator, no share of Common Stock shall be issued to any Participant (or his or her beneficiaries, applicable) under this Plan unless and until such Participant has executed and delivered the Investor Rights Agreement with the Company.

ARTICLE VI

ADMINISTRATIVE PROVISIONS

Section 6.1 Administrator’s Duties and Powers.

(a) The Board shall conduct the general administration of the Plan in accordance with the Plan and shall have full discretionary power and authority to carry out that function. Among its necessary powers and duties, are the following:

(i) To delegate all or part of its function as Administrator to others and to revoke any such delegation.

(ii) To determine questions of eligibility and vesting of Participants and their entitlement to benefits.

(iii) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other persons to render service or advice with regard to any responsibility the Administrator or the Board has under the Plan, or otherwise, to designate such persons to carry out responsibilities, and (with the Company, the Board and its officers, trustees and employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

(iv) To interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

(v) To adopt Rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

(b) Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, except to the extent found by a court of competent jurisdiction to be unreasonable.

Section 6.2 Indemnification by the Company; Liability Insurance.

(a) The Company shall pay or reimburse any of the Company’s officers, directors or employees who administer the Plan for all expenses incurred by such persons in, and shall indemnify and hold them harmless from, all claims, liability and costs (including reasonable attorneys’ fees) arising out of the good faith performance of their Plan functions.

(b) The Company may obtain and provide for any such person, at the Company’s expense, liability insurance against liabilities imposed on him by law.

Section 6.3 Limitations Upon Powers. The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably in accordance with the specified purposes of the Plan.

Section 6.4 Recordkeeping.

(a) The Administrator shall maintain suitable records as follows: (i) records of each Participant’s individual Deferred Compensation Accounts, (ii) records which show the operations of the Plan, and (iii) records of its deliberations and decisions.

(b) The Administrator may appoint a secretary to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Administrator, such documents, reports or other matters as may be necessary or appropriate under applicable law to perform ministerial acts.

(c) The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.

Section 6.5 Service of Process. The Secretary of the Company is hereby designated as agent of the Plan for the service of legal process.

Section 6.6 Service in More than One Capacity. Any person or group of persons may serve in more than one capacity with respect to the Plan.

Section 6.7 Statement to Participants. The Administrator shall from time to time in its discretion furnish to each Participant a statement setting forth the value of his or her Deferred Compensation Accounts and such other information as the Administrator shall deem advisable to furnish.

Section 6.8 Corporate Changes. If the Company at any time (a) increases or decreases proportionately to all holders of shares of its Common Stock then outstanding, whether by stock dividend, stock split, consolidation of shares, or (b) otherwise effectuates any change in the capitalization of the Company, then all Deferred Common Stock Units theretofore credited and unforfeited shall be equitably adjusted with respect to the number of shares of such Common Stock represented thereby (or exchanged for a right to receive another class or kind of securities of the Company) in such manner as shall be determined in good faith by the Administrator in its sole discretion.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Amendment of Plan. Except as may otherwise be prohibited by applicable law, the Plan may be wholly or partially amended by the Administrator from time to time including retroactive amendments; provided, however, that no amendment shall decrease the non-forfeitable interest any Participant or any other person entitled to payment under the Plan has in the Participant’s Deferred Compensation Accounts without such Participant’s written approval.

Section 7.2 Errors and Misstatements. In the event of any misstatement or omission of fact by a Participant to the Administrator or any clerical error resulting in payment of benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay the Participant or any other Person entitled to payment under the Plan any underpayment in cash in a lump sum or to recoup any overpayment from future payments to the Participant or any other Person entitled to payment under the Plan in such amounts as the Administrator shall direct or to proceed against the Participant or any other Person entitled to payment under the Plan for recovery of any such overpayment.

Section 7.3 Governing Law. This Plan shall be construed, administered and governed in all respects under and by applicable federal laws and, where state law is applicable, the laws of the State of Delaware.

Section 7.4 Tax Withholding. During the time a Participant is employed with the Company, the Company shall deduct from such Participant’s wages any amounts required to be withheld by the Company with respect to the accrual of a Participant’s benefits hereunder. Further, there shall be deducted from each payment of a Participant’s benefits under the Plan any taxes required to be withheld by the Company in respect of such payment. The Company shall have the right to reduce any payment by an amount sufficient to pay said taxes. In lieu of a deduction, the Committee may permit the Participant to pay or reimburse the Company for said taxes.

Section 7.5 Limitation on Rights of Employees. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract of employment between the Company and any Participant. Nothing contained in the Plan shall give any Participant the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any Participant, except as provided by law, at any time without notice and with or without cause. Inclusion under the Plan will not give any Participant any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Participants or any other persons entitled to payments under the Plan.

Section 7.6 Payment on Behalf of Minors. In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the administrator in its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Administrator, and their officers, directors and employees.

Section 7.7 References. Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

Section 7.8 Termination of the Plan. While the Plan is intended as a permanent program, the Board shall have the right at any time to declare the Plan terminated completely as to the Company or as to any division, facility or other operational unit thereof. In the event of any termination, the Administrator shall continue to maintain Participants’ Deferred Compensation Accounts (in accordance with the terms of the Plan) and payment of such Deferred Compensation Accounts shall be made in accordance with Article V.

Section 7.9 Effect Upon Other Plans. Except to the extent provided herein, nothing in this Plan shall be construed to affect the provisions of any other plan maintained by the Company.

Section 7.10 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 7.11 Enforcement. In the event the Company or any Participant institutes litigation to enforce or protect its rights under the Plan, the party prevailing in any such litigation shall be paid by the non-prevailing party, in addition to all other relief, all reasonable attorneys’ fees, out-of-pocket costs and disbursements relating to such litigation.

As adopted by the Board of Directors of UAP Holding Corp. on April 2, 2004.